Exhibit 8.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX AMERICA ● ASIA PACIFIC ● EUROPE

September 10, 2020

Yum China Holdings, Inc.

7100 Corporate Drive

Plano, Texas 75024

Re:	Form S-3 – Offering of Common Stock

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-248449 (the “Registration Statement”), filed by Yum China Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. We have acted as special counsel to the Company in connection with the issuance by the Company of up to 48,197,300 shares of its Common Stock, $0.01 par value per share (“Common Stock”).

We inform you that any U.S. federal tax advice contained in this opinion is limited to the one or more U.S. federal tax issues addressed in the opinion. Additional issues may exist that could affect the U.S. federal tax treatment of the transaction that is the subject of this opinion and this opinion does not consider or provide a conclusion with respect to any additional issues.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the Company’s Prospectus, dated August 28, 2020, included therein (the “Base Prospectus”), as supplemented by the Prospectus Supplement, dated September 4, 2020 (together with the Base Prospectus, the “Prospectus”), each in the form in which it was transmitted to the Commission, and such other documentation and information provided to us by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Yum China Holdings, Inc.

September 10, 2020

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986 (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS. This opinion shall not be construed as or deemed to be a guaranty or insuring agreement.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States. We express no opinion on any issue relating to the Company, other than as expressly stated herein.

Based on and subject to the foregoing, we are of the opinion that, although the discussions set forth in the Prospectus under the heading “Taxation—Material United States Federal Income and Estate Tax Considerations” do not purport to discuss all possible United States federal income tax consequences of the ownership and disposition of the Company’s Common Stock, such discussions, though general in nature, constitute, in all material respects, a fair and accurate summary under current law of the material United States federal income tax consequences of the ownership and disposition of the Company’s Common Stock, subject to the qualifications set forth therein. The United States federal income tax consequences of the ownership and disposition of the Company’s Common Stock by a holder of such stock will depend upon that holder’s particular situation, and we express no opinion as to the completeness of the discussions set forth in the Prospectus under the heading “Taxation—Material United States Federal Income and Estate Tax Considerations” as applied to any particular holder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Prospectus in connection with the references to this opinion and the material United States federal income tax consequences of the ownership and disposition of the Company’s Common Stock. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Sidley Austin LLP

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